Exhibit 99.1

Itron Poised to Drive New Grid and Customer Experience Solutions with Comverge Acquisition

Comverge’s demand response, energy efficiency and customer engagement solutions complement Itron’s strategy to provide more value to utilities and their customers

Itron to host webcast today at 12:00 p.m. EDT to discuss the transaction

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--May 8, 2017--Itron, Inc. (NASDAQ: ITRI), a world-leading technology and services company dedicated to the resourceful use of energy and water, announced today that it has signed a definitive agreement to acquire privately held Comverge by purchasing its parent company, Peak Holding Corp., in a cash transaction valued at approximately $100 million. The acquisition combines a world-leader in gas, water, electricity and smart cities solutions with a longtime leader of demand response, which expands the scope of smart grid offerings for the industry.

“The acquisition of Comverge enables Itron to offer a unique solution set that brings Comverge’s demand management solutions to the edge of the network using OpenWay Riva’s edge intelligence and processing capabilities. This will enable utilities to better integrate distributed energy resources and optimize grid performance and reliability. With this acquisition, we are delivering even more value for our customers on top of industry-leading AMI and smart grid solutions enabling a robust, active grid,” said Philip Mezey, Itron’s president and chief executive officer.

Comverge is an industry-leading provider of integrated cloud-based demand response, energy efficiency and customer engagement solutions that enable electric utilities to ensure grid reliability, lower energy costs, meet regulatory demands and enhance the customer experience. Through its combination of software, hardware and services, Comverge helps utilities optimize every aspect of a demand management program, from participant recruitment and device installation to call center support, control events, and measurement and verification. Comverge has enrolled and deployed nearly 3 million energy management devices into mass market demand management programs. In 2016, the company generated $60 million in revenue.

“There are tremendous opportunities that exist, between our technologies, operations and customer relationships. The combination of Comverge and Itron is beneficial for both companies and, most importantly, to our employees and customers,” said Gregory Dukat, Comverge’s chairman, president and chief executive officer. “We’ve spent the last several years successfully pivoting from a hardware-oriented demand response company to a software and services company focused on delivering increased value to our customers. By integrating with Itron’s platform, we create a more compelling offer that leverages data and analytics to optimize the management of distributed energy resources, delivering even greater customer value.”

Excluding acquisition and integration-related costs, amortization of acquired intangible assets and purchase accounting adjustments, the company anticipates the acquisition will be neutral to non-GAAP earnings per share in 2017 and accretive beginning in 2018. The transaction is expected to close in the second quarter of 2017, subject to customary closing conditions.

Company Webcast

Itron will host a webcast on May 8, 2017, at 12:00 p.m. EDT to discuss this transaction. The call will be webcast in a listen-only mode. The webcast and presentation materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through May 13, 2017. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 2028923.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward-Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share, cash flows, the closing of the Comverge transaction and synergies related to the Comverge acquisition and its integration. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to close the Comverge transaction, our ability to execute on the integration of Comverge, our ability to achieve estimated synergies, the market for Comverge’s products and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016, and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in our 10-K for the year ended Dec. 31, 2016.

CONTACT:
Itron, Inc.
Media:
Sharelynn Moore, 509-891-3524
Vice President, Global Marketing and Public Affairs
or
Investors:
Barbara Doyle, 509-891-3443
Vice President, Investor Relations